Exhibit 21.1

GeoPharma, Inc.

List of Subsidiaries March 31, 2008

BREAKTHROUGH ENGINEERED NUTRITION, INC., a Florida corporation

GO2PBM SERVICES, INC., a Florida corporation

BELCHER PHARMACEUTICALS, INC., a Florida corporation

IHP MARKETING, INC., a Florida corporation

BREAKTHROUGH MARKETING, INC., a Florida corporation

BELCHER CAPITAL CORPORATION, a Delaware corporation

LIBI LABS, INC, a Florida Corporation

EZ-MED COMPANY, a Florida Corporation

DYNAMIC HEALTH PRODUCTS, INC., a Florida Corporation